CASTLEARK MANAGEMENT, L.L.C.

CODE OF ETHICS

Effective as of February 2024

Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to establish, maintain and enforce written codes of ethics that set forth standards of conduct and require compliance with federal securities laws. CastleArk Management LLC (“CastleArk” or the “Firm”), a registered investment adviser under the Advisers Act, has adopted this Code of Ethics (“Code of Ethics”, or “Code”), in compliance with Rule 204A-1, which sets forth the standards of business conduct that are required of all CastleArk employees and shall be reviewed and, if appropriate, amended from time to time.

As an adviser or sub-advisor to regulated and registered investment companies (each a “Registered Fund”), CastleArk also adopts this Code in adherence to Rule 17j-1 under the Investment Company Act of 1940 (“ICA”).

In addition to Registered Funds, CastleArk also advises other forms of clients including single contract WRAP fee programs, unified managed account programs and/or model programs (“Platform Programs”), and clients in separately managed accounts (“SMA”) contracted with CastleArk or contracted with CastleArk and a WRAP fee program (dual contract Wrap fee program). All are collectively or individually referred to as a “client” or “clients” under the Code.

The Firm’s Chief Compliance Officer (“CCO”) is responsible for the administration and enforcement of the Code, as further detailed below.

Compliance with this Code is a basic condition of your employment at CastleArk. Any material breach of the Code constitutes grounds for disciplinary action at our discretion, including, but not limited to, cancellation of trades, disgorgement of profits, immediate sales of positions at a loss, internal reprimands, fines, or termination of employment. If you have any questions about the Code, ask the Chief Compliance Officer (“CCO”).

You can always find the current version of the Code on ACA’s Alpha Employee Compliance Module (“Alpha EC”) in the “Documents” folder.

The capitalized terms used herein are bolded and defined where they first appear in the text.

You must promptly report any violations of this Code by you or any other CastleArk employee to the CCO.

I.	PURPOSE

CASTLEARK MANAGEMENT, L.L.C. (“CastleArk”) is an organization committed to the highest standards of ethical conduct. CastleArk recognizes its duties of care, loyalty, honesty and good faith to act in the best interests of its Clients. We promote a culture and activities that consistently serve the best interests of our Clients. This Code of Ethics has been adopted by CastleArk in an effort to ensure that we advance the best interests of our Clients and that investment activities of our personnel are consistent with all applicable laws, regulations and ethical standards.

II.	WHO IS COVERED

All CastleArk employees are covered by this Code of Ethics. Although a limited number of exceptions may apply to certain kinds of conduct or activities, you should be familiar will all provisions of this Code of Ethics. As circumstances and your responsibilities with CastleArk change, you may be subject to provisions that did not previously apply to you.

Except as described elsewhere in this Code of Ethics, all provisions apply to you.

III.	STANDARDS OF BUSINESS CONDUCT

As an employee of CastleArk, you must undertake your responsibilities with the highest standards of ethical conduct. Your conduct must reflect the high degree of trust our Clients place with us. You must seek to avoid even the appearance of any kind of inappropriate conduct.

▪	Communications. In performing your duties, you must avoid making misleading statements, especially to Clients, or prospective Clients, but also to anyone else, and you must avoid conduct or practices that could be regarded as misleading or manipulative.

▪	Best Judgment. When providing investment advice and related services, you must use your best independent judgment to benefit Clients, and you must not take into consideration your own financial interests. You must also use your best efforts to treat all Client accounts fairly. In other words, without regard to the size of the Client account, or the fees CastleArk may earn from the Client, you should not favor one Client account over another.

▪	Compliance with securities laws. You must comply with all Federal and state securities laws and regulations. It is your responsibility to be aware of securities laws. Although references to some securities laws and regulations may appear here, you must go outside of this Code of Ethics for complete and current information.

▪	Personal trading. You must not engage in any “Personal Securities Transaction” that could be viewed as detrimental to the interests of any Client or that may call CastleArk’s or any CastleArk employee’s ethical conduct into question. Before engaging in any Personal Securities Transaction, you must comply with the pre-clearance procedures in this Code of Ethics.

▪	Confidentiality. You must observe, maintain and protect the confidentiality of all non-public information made available by or on behalf of Clients.

▪	Gifts. You must not accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence your decision-making or make you feel beholden to a person or firm.

▪	Prohibition of pay-to-play. You must observe SEC rules regarding contributions to political candidates. Contributions are generally prohibited unless pre-cleared by the Chief Compliance Officer.

▪	Social networking sites. You must avoid the misuse of so-called “social networking” websites. Social networking sites, such as Facebook, have come under scrutiny as potential tools for misuse by investment advisers. Use of social networking sites to represent or promote CastleArk, or your affiliation with CastleArk, is prohibited without permission in advance by the Chief Compliance Officer.

▪	Duty to report violations. If you become aware of any violation of this Code of Ethics, you have a duty to report the information promptly to the Compliance Officer.

IV.	PROHIBITION AGAINST INSIDER TRADING

Trading registered securities while in possession of Material Non-Public Information (“MNPI”) is a federal crime. So is acting as a “tipper” by giving MNPI to another person who then trades on it. CastleArk does not tolerate either. Don’t do it. The SEC has sophisticated monitoring in place to detect insider trading. If you do it, you will get caught, be prosecuted, and fired.

CastleArk employees are absolutely prohibited from trading in a particular security, either for their own accounts or on behalf of others, while in possession of MNPI regarding that security, and they are equally prohibited from communicating any MNPI to anybody else (other than the CCO when they report having MNPI in their possession).

The following procedures are designed to prevent insider trading. If you have any questions about these procedures or have any reason to believe that a violation has occurred or is about to occur, you must immediately contact the CCO.

A.	Identifying Insider Information.

Before any trading, either for yourself or for clients, ask yourself the following questions:

1.	Do I have “material information” about the company in whose securities I am about to trade?

“Material information” is information that an investor would consider important in deciding whether or not to invest in a particular security, including substantially affect the market price of a security is also considered material. In other words, material information is relevant information, the sort of information on which you base a decision to buy or sell.

2.	Is the information I have non-public?

This is the key compliance question. You can only responsibly trade for a client if you have material information as the basis for your informed decision to choose that particular security. But you commit a federal crime if the security is publicly traded and the material information you are using is non-public.

So, when you evaluate the information, you are using to make an investment decision, you must ask yourself: Where did I get this information? Who provided it? Where did s/he get it? To whom else has it been provided? Has it been effectively communicated to the marketplace by being published?

Material information that you have obtained through Bloomberg or the Wall Street Journal is public, but you should assume that material information that you have obtained from a corporate insider is non-public until you confirm that it has been publicly disclosed. Private analyses prepared by research analysts that are derived entirely from public information are not MNPI.

If you believe that you have material non-public information about a publicly traded security DO NOT TRADE in that security! And DO NOT REPEAT that information to others! If you trade with MNPI in publicly traded securities, you have committed a federal crime. If you pass along the information to somebody else who then trades on that information, both you and he have committed federal crimes whether you personally trade on it or not.

SEC rules forbid trading and “tipping” while in possession of MNPI received from a tender offeror, the target company or anyone acting on behalf of either.

V.	PERSONAL SECURITIES TRANSACTIONS

Personal Securities Transactions that you are prohibited from engaging in:

▪	Transactions during black-out periods.

You may not engage in a Personal Securities Transaction in a “Covered Security”, during a black-out period. For trades in small capitalization securities or options on those securities the blackout period is 5 trading days pre and post trade on behalf of clients. Small capitalization securities are those with a market capitalization under $5 Billion.

▪	Any transaction involving the acquisition of securities in an initial public offering.

▪	Transactions that are subject to pre-clearance but for which approval to trade is not obtained. You may not engage in any Personal Securities Transaction that is subject to pre-clearance procedures without first obtaining approval to trade.

De minimis exemption

For stocks with a market capitalization greater than $5 Billion, and no more than 1,000 shares, the pre-clearance will be automatically approved by the Alpha EC system.

Exceptions to black-out period trading.

You may request, and the Compliance Officer may grant an exception to the black-out period trading ban. Exceptions are not available for the convenience of the employee, but the Compliance Officer may consider granting an exception where adherence to the black-out period creates an undue hardship and an exception would not be inconsistent with the spirit of this code of ethics. An exception could also be considered where the black-out period arises merely from incidental client trading, such as trading to partially liquidate one client account.

Ban on profits from short-term trading.

You are prohibited from profiting by buying and selling, within any sixty-day period, any covered security.

Consequences of certain short-term trading.

Notwithstanding that the trades that resulted in prohibited short-term trading profits were pre-cleared under this Code of Ethics, if the profits are more than de minimis, the Compliance Officer will require that the trade be unwound, or if it cannot be unwound, that the employee be required to remit the amount of the gain to the Clients whose accounts held the same or equivalent security during the Relevant Period, which is defined as the period beginning five days before the first of the trades and ending five days after the second of the trades that resulted in prohibited short-term trading profits.

“Covered Security” means any security other than:

▪	direct obligations of the Government of the United States; or

▪	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

▪	shares issued by money market funds.

Exempt transactions (not subject to pre-clearance):

▪	transactions where you have no direct or indirect influence or control (including transactions in accounts managed by independent, unaffiliated persons with sole investment discretion);

▪	acquisitions under automatic investment plans (including an automatic dividend reinvestment plans);

▪	acquisitions resulting from the exercise of rights from the issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and the sales of rights so acquired;

▪	acquisitions through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other such corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

▪	Other non-volitional events, such as assignment of options or exercise of an option at expiration.

NOTE: although transactions listed above need not be pre-cleared or reported, securities acquired are usually subject to reporting (see below) unless they are Exempt Securities, described below.

Exempt securities (transactions in these as well as reporting of them are exempt)

▪	Cash-like securities (examples: bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements).

▪	Securities of open-end investment companies except if the investment company is advised or sub-advised by CastleArk or its affiliate;

▪	transactions in options, futures and exchange-traded funds that are based on a broad-based securities index;

NOTE: De minimis transactions (described below) ARE subject to pre-clearance procedures.

Standards and procedures for pre-clearance

▪	Submit a request. Pre-clearance requests can be submitted via the ACA Alpha Employee Compliance system. , including the security, the number of shares and type of transaction. Note: If you are proposing to dispose of shares of an investment company that is advised or sub-advised by CastleArk or its affiliate, you must also indicate the date that the shares were acquired. If you are seeking pre-clearance for the acquisition of an interest in a limited offering, you must indicate that.

▪	Limited time to trade after pre-clearance. You must complete your pre-cleared transaction within two days of pre-clearance or re-submit the proposed transaction for pre-clearance. NOTE: You are responsible for transmitting an appropriate order to your broker. Orders that could persist for more than two days must be withdrawn after that amount of time even if the order was transmitted prior to expiration of the pre-clearance.

▪	Special procedures for pre-clearance of acquisitions in limited offerings. If you seek clearance for an acquisition in a limited offering (for example, a private placement) the Compliance Officer must review your request for approval, considering: (i) whether the investment opportunity should be reserved for Clients and (ii) whether the opportunity is being offered to you by virtue of your position with CastleArk.

If approval of an acquisition in a limited offering is granted, you will have a continuing duty to disclose the investment if and when you play any role in CastleArk’s subsequent consideration of an investment in the issuer for a Client. In those circumstances, CastleArk’s decision to purchase the securities of the issuer for a Client will be subject to an independent review by investment personnel with no personal interest in the issuer.

Monitoring and reviewing of personal securities transactions

Within a reasonable time after receiving them, the CCO will examine the duplicate brokerage reports or other Personal securities transactions reports to determine whether there was:

A.	compliance with pre-clearance procedures; and

B.	any short-term trading in violation of this Code; and

C.	any other trading in violation of this Code.

Absent extraordinary circumstances, you will not be deemed to have violated this Code of Ethics for effecting a Personal Securities Transaction if you have been advised by the CCO that the transaction would be consistent with the Code.

If you discover that a Personal Securities Transaction appears to conflict with a Client’s best interests or would call CastleArk’s or your ethical conduct into question, you must report that discovery promptly to the CCO. In certain circumstances, an approval of a Personal Securities Transaction may need to be reversed (and any trade executed in reliance on such approval broken) to comply with this Code of Ethics.

The CCO must maintain written or electronic records of all actions taken under this paragraph.

VI.	PROTECTION OF INFORMATION

CastleArk has a duty to keep all information about Clients (including former Clients) in strict confidence. This includes the identity of the Client (unless the Client consents), the Client’s financial circumstances, the Client’s securities holdings, and the trades executed by CastleArk for the Client.

You must not disclose to persons outside of CastleArk:

1.	any material nonpublic information about any Client;

2.	investments made by CastleArk for any Client;

3.	information about any contemplated trades; or

4.	information about the firm’s trading strategies, except as required to execute securities transactions for a Client or for other legitimate business purposes.

You must take care not to permit office visitors or others to gain unauthorized access to confidential Client information.

VII.	GIFTS AND ENTERTAINMENT

Statement of policy: Our independent professional best judgment is extremely important to what we do at CastleArk. Accepting gifts or entertainment could subject our professional judgment to improper influences, and providing or accepting gifts or entertainment could violate rules under ERISA or other laws and could also be perceived as creating a conflict of interest. CastleArk employees should not accept or provide extravagant or excessive gifts or entertainment.

Gifts:

Prohibition on gifts. As a CastleArk Employee, you may not receive gifts of any kind that are related to a third--party business relationship with CastleArk, unless they are subject to one of the exceptions described below. Cash gifts are always prohibited.

Exceptions for gifts of $50 or less:

For gifts received: unless prohibited under ERISA or any other law or regulation, you may accept no more than one gift that is related to a third party business relationship in any 12 month period from any one person or entity. The exception applies only to one gift per year. The exception does not apply to multiple gifts of any value.

For gifts given: unless prohibited under ERISA or any other law or regulation, you may give no more than one gift that is related to a third party business relationship in any 12 month period to any one person or entity. Additional gifts to the same person or entity may be made, provided they are pre- cleared with the CCO.

The CCO should not clear any additional gift in any 12 month period, unless the following conditions are met: 1) the gift does not violate ERISA or any other law or regulation, and 2) the value of the additional gift is $50 or less.

Entertainment:

As a CastleArk employee, you may not pay for or receive any entertainment related to a third-party business relationship to the extent prohibited under ERISA or any other law or regulation. Entertainment expenditures covered by this Code of Ethics must actually be connected to legitimate CastleArk business, and you and the third-party business contact must be present. If you and the business contact are not present, the meal or entertainment is considered a gift, subject to the restrictions on gifts.

Pre-approval requirement and annual limitations: Entertainment of any ERISA or government plan fiduciary, or any other entertainment with an expected cost of more than $300 will require you to provide to the compliance officer, in writing, the names and affiliations of the participants, the business purpose for the entertainment and the expected cost or value of the entertainment. Annual limitations: With respect to any single third-party business contact or client, you may not receive or provide more than a total of $300 in entertainment in any 12 month period unless a pre-approval is obtained from the CCO.

All entertainment expenses and receipts covered by this Code of Ethics must be documented, including names and affiliations of the participants, the business purpose for the entertainment, and the cost or value of the entertainment.

Additional restrictions may apply, as described below under Prohibition on pay-to-play.

Reporting. Gifts of over $10 in value and entertainment of over $100 in value must be declared and reported within 10 days of the end of the calendar quarter.

Meals provided or received will be exempt from restrictions described above if they meet certain conditions. Meals that 1) are actually connected with legitimate CastleArk business, 2) are not excessive or extravagant, and 3) include only an incidental amount of alcohol may be exempt from restrictions. To be exempt, you, as CastleArk employee and the third-party business contact must be present. If not, the meal is considered a gift, subject to restrictions on gifts in addition, you must obtain a preclearance for any meal to be provided or received that you anticipate will be in excess of $200 per person.

VIII.	LIMITATIONS ON POLITICAL CONTRIBUTIONS: Prohibition on pay-to-play

The SEC has adopted a Rule that prohibits investment advisers from engaging in so-called “pay-to-play” practices. Pay to play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts.

The rule has three key elements:

1.	It prohibits an investment adviser from providing advisory services for compensation — either directly or through a pooled investment vehicle — for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

2.	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others — a practice referred to as "bundling" — for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

3.	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

Implications of the prohibition on pay-to-play:

1.	Ban on political contributions. Unless an exception applies, you are generally not permitted to make or solicit political contributions.

Exceptions:

•	You have been informed in writing by the CCO that, because of the nature of your position with CastleArk, your political contributions do not need to be pre-cleared. This exception is not available if you are a “Covered Associate” under the Rule, a category that includes the managing members of CastleArk, its executive officers; and personnel who solicit government clients for CastleArk and their supervisors.

▪	You have obtained a pre-clearance from the CCO for the contribution. The CCO will assess whether a proposed contribution is to a government official or candidate to whom the Rule applies. These officials include incumbents or candidates for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has the authority to appoint such a person. The Rule was designed to prohibit pay-to-play as to a broad range of government officials, including candidates for federal office, if those candidates can influence hiring as a function of their current office.

▪	De minimis contributions. For elections in which you are entitled to vote, there is an exception for contributions of up to $350 per Covered Associate, per election, per candidate. You may generally make de minimis contributions to candidates running for elections in your state and locality of residence. Primaries and general elections are considered separate, such that contributions up to the de minimis amounts are permitted for each. For elections in which you are not entitled to vote, the de minimis level is $150 or less.

2.	Ban on indirect political contributions. If you are a Covered Associate, you may not permit anyone to make a political contribution on your behalf unless the contribution by the other person has been pre-cleared,

3.	Ban on soliciting political contributions for Reporting requirements. If you are a Covered Associate, you are required to report all political contributions made by you or on your behalf, without regard to whether they are de minimis or pre-cleared contributions. The reporting requirement applies to contributions to Political Action Committees (PACs). A reporting form for this purpose is attached. If you were hired by CastleArk within the last two years, you may be required to disclose some or all of the contributions you made during the previous two years.

4.	Ban on use of third-party solicitors a third party solicitor of government clients, unless such solicitor is a “regulated person” subject to similarly restrictive pay-to-play restrictions. Neither CastleArk nor its employees or agents are permitted to pay third-party solicitors that are not regulated as the Rule describes.

5.	Contributions to which the Rule applies include gifts, subscriptions, loans, advance, deposits of money or anything of value made for the purpose of influencing a federal, state or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local (but not federal) office. The definition of contribution under the Rule would not include (i) an individual’s donated time (if the adviser does not solicit such person’s efforts or provide the use of its resources) and (ii) charitable donations made at the request of a government entity. Contributions to political parties or political action committees (“PACs”) do not directly implicate the Rule’s prohibitions on contributions if the contributions are not attributable to a particular candidate.

6.	Some inadvertent contributions can by cured. If you, or someone on your behalf made a contribution to a candidate for whom you were not entitled to vote, and the amount was $350 or less, you may be able to undo it and avoid the consequences. To take advantage of this provision of the Rule, you must discover the inadvertent contribution and inform the CCO within four months from the date of the contribution, and you must seek and obtain the return of the contribution within 60 days of discovering it.

IX.	OUTSIDE ACTIVITIES

Service on a Board of Directors. Except under circumstances described below, CastleArk employees may not serve as directors of publicly traded companies.

a.	You may only serve as director of a publicly traded company where a majority of the compliance committee determines that the service will not conflict with the interests of any Client.

b.	You should serve as director only so long as there continue to be no conflict of interests.

If you are considering any other outside activity that has the potential to create a conflict of interest with your responsibilities toward clients, you are responsible for describing the proposed activity to the compliance officer, who should make a determination as to whether any significant risk of an actual or perceived conflict exists. If the determination is unfavorable, you are not permitted to engage in the outside activity.

X.	ENFORCEMENT AND SANCTIONS

▪	Except in the case of de minimis violations or violations that are otherwise clearly innocent, inadvertent and harmless, the Compliance Officer has the duty to bring all violations or apparent violations of this Code of Ethics to the attention of CastleArk’s Compliance Committee. The Compliance Committee shall have the primary responsibility for enforcing the Code and determining appropriate sanctions with respect to any of CastleArk’s Employees; provided that, if a member of the Compliance Committee is the alleged violator of the Code, he or she may not participate in the actions of the Committee regarding the alleged violation.

▪	Any person who is found to have violated this Code of Ethics may be terminated from employment, reduced in salary or position, temporarily suspended from employment or sanctioned in such other manner as may be determined in the discretion of the Compliance Committee. In determining appropriate sanctions to be imposed for violations of the Code, the Compliance Committee may consider any factors it deems relevant, including: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect of the violation on Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) prior violations, if any, of this Code of Ethics by the violator; and (vii) the circumstances of discovery of the violation.

▪	In addition to any sanctions imposed elsewhere under this Code of Ethics (or other applicable law), any profits realized on Personal Securities Transactions effected in violation of this Code of Ethics shall be disgorged and (i) reimbursed to the affected Client(s), or (ii) if the violation does not involve or did not affect any Client, then paid to a charitable organization chosen in the discretion of CastleArk’s Compliance Committee. Each Personal Securities Transaction shall be considered individually, and there will be no netting of profits and losses incurred in the case of multiple Personal Securities Transactions effected in violation of this Code of Ethics.

▪	Rights of Alleged Violator. A person charged with a violation of this Code of Ethics will be given the opportunity to appear before the person or persons that have authority to impose sanctions pursuant to this Code of Ethics, at which time the person charged with the violation shall have the opportunity, orally and in writing, to respond to any and all charges.

XI.	REPORTING

In order to enforce these policies all CastleArk personnel shall be required to comply with the following procedures:

▪	Each Access Person shall ensure that the CCO receives a duplicate copy of trade confirmations and account statements for each Reportable Account (defined below) within 30 days of the end of each calendar quarter. This requirement is to be fulfilled by each employee delivering a PDF copy of all custodial statements to the CCO. As permitted by Rule 204A-1(b)(3) of the Adviser’s Act, these quarterly reports are accepted in lieu of a written quarterly transaction report.

Alternatively, a live feed may be established between the individual’s brokerage firm and Alpha EC which allows for a direct feed of brokerage information to CastleArk’s Alpha EC account. Doing so will be providing authorization to CastleArk to receive information directly from the brokers through CastleArk’s Alpha EC account. It is a condition of employment that CastleArk employees authorize this.

▪	Within 10 days of starting employment, new employees shall submit a Securities Holdings Report via Alpha EC to the CCO and ensure that the reporting described above is established.

▪	Within 30 days of the end of each calendar year, each person shall submit a Securities Holdings Report via Alpha EC to the CCO.

▪	Within 10 days after starting employment and annually thereafter, each Access Person shall certify via Alpha EC that he or she has read, understood and will comply with this Code.

The CCO or designee shall review reports submitted by CastleArk personnel to ensure compliance with this Code.

For the purposes of this Code, a “Reportable Account” is any account through which an individual may invest in securities, such as a brokerage account. Bank checking accounts and savings accounts are not Reportable Accounts for this purpose, but brokerage accounts that are tied to bank accounts are. All brokerage accounts are Reportable Accounts, and must be reported to the CCO, even if empty and unused.

For clarity, each of the following four types of account is generally a Reportable Account unless the account has features that render it Non-Reportable:

(1)	the accounts of any Access Person (except for CastleArk 401(k) Accounts, discussed below);

(2)	the accounts of any Access Person’s family members by blood or marriage living in the same household (“covered family members”);

(3)	any account in which either the Access Person or a covered family member has a direct or indirect beneficial interest, such as trust and custodial accounts; and

(4)	any other accounts in which the Access Person is a beneficial owner or over which s/he exercises investment discretion (such as the trustee of an account, if the trust documents grant investment discretion to the trustee).

In general, all accounts are reportable. However, certain accounts that would fall within the definition of “Reportable Account” nevertheless do not have to be reported to the CCO. The following are “Non-Reportable Accounts”:

▪	Money market fund accounts opened directly with the money market managers themselves;

▪	Managed Account where the Access Person has delegated investment discretion to a third-party;

▪	Open-end US-based mutual fund accounts (of open-ended funds whose strategy is not primarily to invest in preferred securities) opened directly with the mutual fund companies themselves (Note: transactions in UITs, ETFs, closed-end funds, and offshore open-ended funds ARE reportable.);

▪	401(k) Accounts that invest exclusively in mutual funds (described below). (However, 401(k) Accounts set up with the Individually Directed Account (“IDA”) option, described below, are Reportable Accounts.)

▪	Automatic Investment/Dividend Reinvestment Plans

CastleArk provides its employees with the ability to invest in a third-party-managed 401(k). The standard form of this 401(k) invests exclusively in mutual funds, (which are themselves Non-Reportable Accounts according to the definition above). Employees may also choose an IDA option in the CastleArk 401(k) program. Because the IDA can be used to purchase securities other than mutual funds, IDA accounts are Reportable Accounts.

To the extent that IDA programs are limited to a list of mutual funds, the 401(k) is not reportable. However, if the IDA permits the holder to select individual securities or other types of reportable investments, the 401(k) is reportable.

To the extent possible, CastleArk collects and maintains an automated feed service with each broker-dealer through the Compliance (Alpha EC) platform. Each employee authorizes CastleArk to receive his/her information through Alpha EC wherever possible.

XII.	Annual Written Report to the Boards of Trustees of the SEI Funds

At least once a year or more frequently as deemed necessary by the CCO or as requested by the Board of Trustees of the SEI Funds, the CCO will provide the Fund CCO and the Board of Trustees of the SEI Funds a written report that includes:

▪	Issues Arising Under the Code - The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

▪	Certification - The Report will certify to the Board of Trustees that CastleArk has adopted measures reasonably necessary to prevent its Access Persons from violating the Code currently and in the future.

▪	Periodic Review and Reporting – The CCO (or his or her designee) will report to the Board of Trustees of the SEI Funds at least annually or more frequently as deemed necessary as to the operation of this Code and will address in any such report the need (if any) for further changes or modifications to this Code.

XIII.	Whistleblower Provision

Under the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Act"), a whistleblower program has been established that enables the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws, in writing, that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

1. Definition of a Whistleblower - An individual who, alone or jointly with others, provides information to the SEC relating to a potential violation of the securities laws. Under the rule, a company or another entity could not qualify as a whistleblower. An individual is a whistleblower if (i) he/she possesses a reasonable belief that the information provided relates to a possible securities law violation that has occurred, is ongoing, or is about to occur, and (ii) he/she reports that information in a manner described below under Reporting.

2. Reporting - individuals wishing to be considered for an award under the Whistleblower Program will be required to submit online Form-TCR, which is accessible via www.sec.gov.

3. Anonymous Reporting - If you'd like to be considered for an award under the whistleblower program while remaining anonymous, the Act requires that you submit your information through an attorney.

4. Anti-Retaliation Protection - The Act expressly prohibits retaliation by employers against individuals who become whistleblowers under SEC rules, even if they do not recover a whistleblower award, and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

5. Internal Compliance Reporting - Although it is not required under the Act, a whistleblower is encouraged to report a potential violation of securities laws to his/her employer’s Legal and/or Compliance Department(s). The following are incentives provided under the rule if an employee chooses to report an issue internally, (1) a whistleblower can wait 120 days to report to the SEC after an internal report and still get credit for the tip, (2) the SEC will weigh the extent to which the whistleblower assisted or interfered with the company's internal investigation when it considers the amount of a whistleblower award, and (3) the SEC will give whistleblower status to an individual who only reports internally to the company if the company then reports the possible violation to the SEC, crediting the individual with information established by the company's investigation.

XIV.	DEFINITIONS

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Advisers Act, and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Specific Terms

“Access Person” Any Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund OR who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of an Adviser are presumed to be Access Persons.

Advisory affiliate is defined as, among other things, all persons directly or indirectly controlling or controlled by the adviser.

Affiliated mutual fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which CastleArk serves as investment adviser or sub-adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Exchange Act, except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Cash Commodity is a raw material or primary agricultural product that can be bought and sold, such as copper or coffee.

Commodity Exchange is a legal entity that determines and enforces rules and procedures for trading standardized commodity contracts and related investment products. A commodity exchange also refers to the physical center where trading takes place.

Commodity Futures Contract is an agreement to buy or sell a predetermined amount of a commodity at a specific price on a specific date in the future.

Commodity Option Contract is an agreement between a buyer and seller that gives the purchaser of the option the right to buy or sell a particular commodity at a later date at an agreed upon price.

Commodity Interest means any Commodity Futures Contract or Commodity Option Contract traded on or subject to the rules of a contract market, Exchange or Cash Commodities traded on or subject to the rules of a board of trade which has been designated as a contract market.

Exchange is a market where commodities or securities are bought and sold.

Family member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law.

Federal Securities Laws Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 (“1933 Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Limited offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2), Section 4(a)(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

▪	Your accounts or the accounts of family members;

▪	A partnership or limited liability company, if you are or a family member is a general partner or a managing member;

▪	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or

▪	A trust, if you are or a family member is a beneficiary.

Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the ICA.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

Supervised Person Any of the Adviser's officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on the Adviser's behalf and is subject to the Adviser's supervision or control.